UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2014

COSI, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50052	06-1393745
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1751 Lake Cook Road
Suite 600
Deerfield, Illinois	60015
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 597-8800
___________________________________

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry Into a Material Definitive Agreement.

On May 20, 2014, Cosi, Inc. (the “Company”) entered into a Senior Secured Note Purchase Agreement (the “Purchase Agreement”) with AB Opportunity Fund LLC and AB Value Partners, L.P. (the “Lenders”), pursuant to which the Company sold an aggregate of $2,500,000 in Senior Secured Promissory Notes to the Lenders (the “Notes”) in accordance with the terms and conditions set forth therein. The Company sold Senior Secured Promissory Notes of $2,000,000 and $500,000 to AB Opportunity Fund LLC and AB Value Partners, L.P., respectively. The Notes are payable in full on the third anniversary thereof (the “Maturity Date”). Interest will accrue on the $2,500,000 aggregate principal amount of the Notes (the “Principal”) at the rate of 9%, compounded semi-annually, and be paid in arrears semi-annually, provided that the Company may elect to pay the first two interest payments in kind at a rate of 11%.

The obligations of the Company under the Notes are secured by all assets of the Company and its currently-owned subsidiaries (each, a “Guarantor”), subject to certain permitted liens and transactions, and guaranteed by each of the Guarantors. The security interests granted to the Lenders are on a pari passu basis with the security interests granted to Milfam II L.P. (“Milfam”) pursuant to the Senior Secured Promissory Note dated April 14, 2014, made by the Company in favor of Milfam (the “Milfam Note”).  The Notes and the Milfam Note are senior to all other obligations of the Company and subject to customary events of default, including but not limited to defaults for the Company’s non-payment of its obligations under the Note, breach of its representations and warranties under the Purchase Agreement (or any agreement ancillary thereto), non-compliance with the covenants set forth in the Purchase Agreement, and bankruptcy and insolvency defaults.  Upon the occurrence of an event of default, the Lenders and Milfam may increase the then-applicable interest rate to 13% (or the maximum allowed pursuant to applicable law) or demand immediate payment of the Notes and the Milfam Note, respectively, among other remedies that may be available to the Lenders and Milfam at law.

For so long as the Agreement is outstanding and until all obligations under the Notes are paid in full, the Company is subject to customary covenants, including but not limited to covenants obligating the Company (and, as applicable, each Guarantor) to maintain its corporate existence, comply with applicable laws, and provide notice to the Lenders upon the occurrence of an event of default, material litigation and certain other events, as well as covenants limiting the ability of the Company and each of the Guarantors to create or incur additional indebtedness or encumbrances upon its assets.

As consideration for the Notes, the Company provided to the Lenders a fee of 3.5% of the Principal and warrants exercisable to purchase up to an aggregate, initially, of 550,000 shares of the common stock of the Company at an exercise price per share of $.01 (the “Warrants” and, collectively with the Purchase Agreement and the Notes, the “Loan Documents”), provided that the Lenders shall not be permitted to exercise the Warrants to the extent such exercise would result in any Lenders or any of its affiliates owning in excess of 19.9% of the common stock of the Company. The Warrants are exercisable by Lenders at any time prior to the Maturity Date, in whole or in part, by surrendering the Warrants and a form of exercise to the Company. The exercise price and number of shares exercisable under the Warrants are each subject to adjustment upon the occurrence of certain events, including but not limited to stock dividends or reclassifications with respect to the Company’s common stock and certain mergers, sale transactions or reorganizations involving the Company. The maximum aggregate consideration to be received by the Company for the issuance of shares of common stock pursuant to the Warrants is $5,500. The Company issued the Warrants in reliance on the exemption from registration provided for under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). The Company relied on the exemption from registration provided for under Section 4(2) of the Securities Act based in part on the representations made by the Lender, including the representations with respect to the Lenders’ status as an accredited investor, as such term is defined in Rule 501(a) of the Securities Act, and the investment intent of the Lender with respect to the Warrants and the underlying shares of common stock.

Other than the Warrants, the Loan Documents are not assignable by either party without the consent of the other party thereto, except that the Lenders may assign the Notes to AB Value Management LLC.

This summary of the terms referenced above and the transactions contemplated thereunder is not intended to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed hereto as Exhibit 10.1, the Notes, which is filed hereto as Exhibit 10.2, and the Warrants, which is filed hereto as Exhibit 10.3.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

ITEM 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated herein by reference.

ITEM 9.01 (d)	Exhibits.

10.1	Senior Secured Note Purchase Agreement dated as of May 20, 2014 by and between the Company and AB Opportunity Fund LLC and AB Value Partners, L.P.
10.2	Senior Secured Promissory Notes dated as of May 20, 2014 made by the Company, one in favor AB Opportunity Fund LLC and the other in favor of AB Value Partners, L.P.
10.3	Warrants dated as of May 20, 2014 made by the Company, one in favor of AB Opportunity Fund LLC and the other in favor of AB Value Partners, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COSI, INC.

Dated: May 23, 2014	By:	/s/ William Koziel
Name: William Koziel
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)

10.1	Senior Secured Note Purchase Agreement dated as of May 20, 2014 by and between the Company and AB Opportunity Fund LLC and AB Value Partners, L.P.	E

10.2	Senior Secured Promissory Notes dated as of May 20, 2014 made by the Company, one in favor AB Opportunity Fund LLC and the other in favor of AB Value Partners, L.P.	E

10.3	Warrants dated as of May 20, 2014 made by the Company, one in favor of AB Opportunity Fund LLC and the other in favor of AB Value Partners, L.P.	E